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                                 IBM Corporation
                                New Orchard Road
                             Armonk, New York 10504


                                          March 28, 2001


[Addressee]


      Re:   IBM 2001 Proxy Materials
            ------------------------

Dear [Contact Name at Institutional Investor]:

We are writing to ask for your support at our 2001 Annual Meeting by VOTING AGAINST PROPOSAL NUMBER 4 ON YOUR IBM PROXY CARD, relating to our pension and retirement medical plans. We believe that a vote AGAINST this proposal is in the best interests of our company and its stockholders for cost and competitive reasons.

I am attaching for your review a number of highlights supporting IBM's position on this proposal. IBM also believes that the subject matter of the proposal is ultimately a matter of the day-to-day operation of a business, and that a company's management and its board need the latitude to make these decisions.

I appreciate your time and consideration on this issue and ask for your support of the IBM recommendation for a vote against this proposal. Please do not hesitate to call me at 914-499-4825 or our Assistant Secretary, Andrew Bonzani, at 914-499-6118 if you have questions or comments.

                                          Sincerely,

                                          /s/   Daniel E. O'Donnell

                                          Daniel E. O'Donnell
                                          Vice President and Secretary
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                            IBM 2001 PROXY STATEMENT

                       REASONS TO VOTE AGAINST PROPOSAL #4

THE BACKGROUND BEHIND IBM'S DECISION TO CHANGE ITS PENSION PLAN

o Our compensation and benefits package was out of line with our competitors, and we needed to reorient toward performance-based programs that could be differentiated (salary increases, bonus programs and equity awards) and away from entitlement programs (pensions). Our earlier pension plan had been redesigned in the early 1990s to address resource strategies when IBM was struggling.

o We found that 75% of our competitors did not offer a pension plan --none of Cisco, EMC, Microsoft, Oracle or Sun have a pension plan.

o Further, we found that 60% of our hires were mid-career hires and only 10% of new hires would likely attain 30 years of service. In addition, 45% of our employees have less than 5 years of service with us.

o We also found that our cash and equity programs significantly lagged the competition.

o This analysis was not an abstract intellectual exercise, nor was it the result of a desire to save money above all other considerations -- there is an extreme shortage of talent in our industry, and a recent study estimates that the economy will create demand for an additional 1.6M jobs in information technology, fully 50% of which will remain unfilled because of the limited supply of talent. WE ARE IN A COMPETITIVE WAR FOR TALENT AND OUR COMPENSATION AND BENEFIT PROGRAMS NEEDED TO CHANGE TO GIVE US THE RESOURCES WE NEED TO COMPETE.

WHAT WE DID

o We decided to maintain a 100% IBM-funded pension plan as the core of our capital accumulation programs in the US, in addition to maintaining retiree medical coverage.

o We embarked on aggressive efforts to increase the depth of our equity programs, increasing the number of non-executive employees receiving options by more than 3,000% since 1995.

      --------------------------------------------------------------------
                         `95      `96     `97      `98     `99      `00
      --------------------------------------------------------------------
      Executives        1,500    1,800   1,800    2,000   2,300    2,500
      Receiving
      Options
      --------------------------------------------------------------------
      Employees         1,000    1,700   3,500   13,000   28,000  35,000
      Receiving
      Options
      --------------------------------------------------------------------

o We funded an aggressive salary increase program and paid out a record $1.8B in employee bonuses for 2000, up over 100% from 1995.

o Recognizing the importance of personal involvement and choice in financial planning, in 1995 we doubled the IBM match on employee savings under the employee 401(k) plan, to 50% of the first 6% saved. In all, the cost of our defined contribution plans continues to increase, from $176M in 1995 to $294M in 2000 in the US alone.

o And last year, we implemented a redesigned Employees Stock Purchase Plan
(ESPP), giving employees the ability to buy IBM stock at a 15% discount off the LESSER OF the price at the beginning of each offering period or the price on the date of purchase. As a result of the redesign of the ESPP, employee participation has increased 35%, underscoring the attractiveness of the new ESPP as an investment vehicle.


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OUR EFFORTS ARE WORKING

o Our attrition rates for exempt employees are significantly below the industry average.

o With our expanded equity programs, the attrition rate for optionees is now about 1/2 the rate for non-optionees.

o In 2000, we hired more new regular employees than the total worldwide work forces of each of Cisco, EMC, Microsoft, Oracle or Sun, evidencing the fact that we are winning in the marketplace in the competition for employee talent.

o And we posted solid performance for the year, with the sixth straight year of record revenue and record earnings per diluted share.

IBM IS AN OUTSTANDING CORPORATE CITIZEN

o IBM continues to be a leader in workforce diversity and work-life programs:

|X| Winner of the Ron Brown Award for Corporate Leadership in Workforce
Diversity.

|X| First three time winner of CATALYST award for programs to promote the advancement of women.

|X| Voted one of Top 10 Companies for Working Mothers and Top 25 Companies for Executive Women.

|X| Named Number One Employer -- National Society of Black Engineers
(1997-2000).

|X| Voted one of Top 25 Companies for Gays and Lesbians.

|X| Voted one of Top 10 Employers for Persons with Disabilities.

o IBM continues to be recognized for its policies on employee well-being and its environmental programs:

|X| IBM's safety record remains one of the best in the industry, with an OSHA injury/illness rate at its manufacturing, development and research sites decreasing 11.5% in 2000, continuing a 5 year trend in reductions.

|X| IBM established a new standard for environmental leadership, being the first multinational company to earn a single, global registration to ISO 14001 covering all of its manufacturing and hardware development operations worldwide.

|X| Over the past five years, IBM invested approximately $270M in capital and $500M in expense at its plants and labs in order to build and upgrade its infrastructure for environmental protection and manage its worldwide environmental programs.

|X| IBM received the US EPA's 2001 Energy Star Excellence in Corporate Commitment Award in recognition of its leadership in energy conservation and its development of energy efficient products.

o IBM continues to be among the most generous and well-respected companies in the world:

|X| In 1999, IBM contributed more than $126M to programs that help people in need.

|X| IBM has targeted $45M for its Reinventing Education program, focused on improving K-12 education.

|X| IBM was voted by the Conference Board as the US company with the most highly regarded corporate citizenship progam.

|X| Winner of the Ron Brown Award for Excellence in K-12 Education.


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IBM HAS ALSO BEEN RECOGNIZED FOR ITS CORPORATE GOVERNANCE PRACTICES

o CalPERS awarded IBM an A+ on its governance practices.

o The IBM Board has a committee -- the Directors and Corporate Governance Committee -- devoted to the continuing review and articulation of the governance structure of the Board.

o 12 of our 15 Board members are independent, non-employee directors, and the Board's Audit Committee, Directors and Corporate Governance Committee and Executive Compensation and Management Resources Committee are composed entirely of independent directors.

o 60% of the retainer for Board members is paid in IBM equity.

o IBM eliminated its pension plan for directors.

o IBM does not have a poison pill or a staggered board.

                               * * * * * * * * * *

                  WE ARE ASKING FOR YOUR SUPPORT OF OUR COMPANY
            BY VOTING AGAINST PROPOSAL #4 ON THE IBM 2001 PROXY CARD


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